Exhibit 10.2

June 16, 2017

VIA EMAIL

American Realty Capital Healthcare Trust III, Inc.

405 Park Avenue, 4th Floor

New York, NY 10022

Attention: Special Committee of the Board of Directors

Re:	Reimbursement of Organization and Offering Expenses (“O&O Expenses”) of American Realty Capital Healthcare Trust III, Inc. (the “Company”), Reimbursement-related Surrender of Class B Units (“Class B Units”) in American Realty Capital Healthcare Trust III Operating Partnership, L.P. (the “Operating Partnership”), and Payment of Fees to American Realty Capital Healthcare III Advisors, LLC (the “Advisor”) and American Realty Capital Healthcare III Properties, LLC (the “Property Manager”)

Dear Special Committee:

On behalf of the Advisor, the Property Manager, and AR Global Investments, LLC (the “Guarantor”), we write to confirm the agreement between the Company, the Advisor, the Property Manager, and the Guarantor regarding the resolution and reimbursement of excess O&O Expenses and excess oversight fees paid by the Company in connection with its initial public offering (the “IPO”) and, in anticipation of a Closing under that Purchase Agreement between the Company and Healthcare Trust, Inc. of even date herewith (the “Purchase Agreement”) and otherwise, the payment of certain fees to the Advisor and the Property Manager.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1.	Excess O&O Expenses.

a.	The Company, in accordance with Section 12(a)(i) of that Advisory Agreement dated as of August 20, 2014 by and among the Company, the Operating Partnership, and the Advisor (the “Advisory Agreement”), was responsible for paying directly or reimbursing the Advisor and its affiliates for O&O Expenses, up to a cap of 2.0% of gross proceeds from the IPO (the “Cap”).

b.	The IPO lapsed in accordance with its terms and, as of the date hereof, the Company has incurred or reimbursed the Advisor for an amount of O&O Expenses in excess of the Cap by $3,770,147.00 (the “Excess O&O Amount”), which amount includes up to $228,446.00 in unpaid and disputed fees to American National Stock Transfer, RCS Advisory Services (“RCSAS”), and SK Research (the “Possible Disputed Excess Amount”). The portion of the Excess O&O Amount that has been paid by the Company is $3,541,701 (the “Paid Excess O&O Amount”).

American Realty Capital Healthcare Trust III, Inc.

June 16, 2017

2.	Excess Oversight Fees.

a.	The Company, in accordance with Section 4.2 of that Property Management Agreement dated as of August 20, 2014, by and among the Company, the Operating Partnership and the Property Manager (the “Property Management Agreement”), is responsible for paying to the Property Manager oversight fees equal to one percent of “Gross Revenues” (as defined in the Property Management Agreement) for particular properties owned by subsidiaries of the Operating Partnership and managed by third parties (the “Oversight Fee”).

b.	The Company previously overpaid the Property Manager such Oversight Fee and, as of April 30, 2017, had a receivable due from the Property Manager in the amount of $141,102.57 as a result of such overpayment (the “Excess Oversight Amount” and, together with the Paid Excess O&O Amount, the “Excess Amount”). In lieu of paying to the Property Manager monthly or quarterly “Management Fees” (including Oversight Fees), (as defined in the Property Management Agreement) the Company has applied all Management Fees otherwise due and payable to the Property Manager since May 1, 2017 against such Excess Oversight Amount. The Company will continue to apply Management Fees against the Excess Oversight Amount as they are earned by the Property Manager until the Closing under the Purchase Agreement, whereupon (in accordance with Section 4 hereof) and the Excess Oversight Amount will be reduced accordingly (thus reducing the Excess Amount).

3.	Class B Units. The Advisor currently owns 72,353 Class B Units (the “Outstanding Units”) and the Advisor and the Company anticipate and agree that additional Class B units will be issued to the Advisor (in accordance with Section 11 of the Advisory Agreement and Article 16 of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of August 10, 2015 (the “Partnership Agreement”)) in early August for the period ending June 30, 2017 (collectively, with the Outstanding Units, the “Advisor Units”). The aggregate value of the Advisor Units (for the purposes of Paragraph 3 of this letter agreement) shall be calculated, at the fair market value thereof as reasonably determined by the Board of Directors as of the Closing under the Purchase Agreement (the “Advisor Units Value”), which per-unit amount shall be based on the per-share value as implied from the Purchase Agreement. The Advisor and the Company hereby agree that the Subordinated Participation Interests (as defined in the Advisory Agreement) issued under the Advisory Agreement (which has historically been issued by the Operating Partnership to the Advisor in the form of the quarterly award of Class B Units) for the period commencing as of July 1, 2017 and through and including the Closing under the Purchase Agreement shall be paid in cash in lieu of issuing any additional Class B units and that the oversight fees (subject to Section 2 hereof) shall be paid in cash to the Property Manager (collectively, the “Cash Asset Management and Oversight Fees”) and agree to amend the Advisory Agreement prior to the Closing to effectuate the foregoing effective as of July 1, 2017. The Company agrees to amend the Partnership Agreement prior to Closing to effectuate the foregoing effective as of July 1, 2017.

4.	Repayment of the Excess Amount. The Advisor, Property Manager, and the Company agree that, based on good and valuable consideration, the Excess Amount shall be repaid to the Company by the Advisor and the Property Manager pursuant to the following terms:

American Realty Capital Healthcare Trust III, Inc.

June 16, 2017

a.	The Advisor and the Property Manager, as applicable, shall tender to the Company or waive certain fees and expenses due to the Advisor or assume certain specified responsibility for payments, as the case may be, as partial satisfaction of the Paid Excess Amount, the following: (i) surrender of the Advisor Units in an amount equal to the Advisor Units Value; (ii) in respect of transition services to be provided by the Advisor on behalf the Company beginning as of January 1, 2018 and through the later of (x) dissolution of the Company and (y) 30 days following the expiration of the fourteen-month indemnification period, waiver of an amount equal to $241,409.80 (i.e., $24,140.98 per month, for 10 months) for such transition services, which would otherwise have been payable by the Company to the Advisor for provision of such services; (iii) in respect of certain administrative expense reimbursements payable to the Advisor by the Company for 2017 (commencing as of April 1, 2017 through December 31, 2017), waiver of an amount equal to $869,075.28 (i.e., $96,563.92 for each of April, May, June, July, August, September, October, November, and December); (iv) waiver of an amount equal to the Cash Asset Management and Oversight Fees (if and to the extent known as of the Closing under the Purchase Agreement); and (v) in respect of the assumption by the Advisor of the responsibility for payment of $24,342.12 (the “Additional Disputed Amount” and together with the Possible Disputed Excess Amount, the “Possible Disputed Amount”) of fees potentially due by the Company to RCSAS, waiver of an amount equal to the Additional Disputed Amount. Following the tender to the Company, waiver of the respective fees and assumption of the foregoing obligations, as the case may be, the remaining net Excess Amount owed by the Advisor shall be the “Net Excess Amount.”

To the extent the Excess Oversight Amount is reduced prior to the Closing under the Purchase Agreement as a result of the Property Manager earning Management Fees and/or Oversight Fees (consistent with the Property Management Agreement and Section 2.2(b) hereof) the Net Excess Amount shall be adjusted accordingly.

b.	The Advisor will pay to the Company the Net Excess Amount in two (2) equal installments (each, a “Reimbursement Payment”). The first Reimbursement Payment shall be due within three (3) days following the Closing under the Purchase Agreement and the second Reimbursement Payment shall be due within six (6) months following the Closing under the Purchase Agreement.

To the extent that any Possible Disputed Amount is found to be payable, in whole or in part (or, for settlement purposes, is determined by the Advisor to be paid), it will be paid by the Advisor. The Company shall not be responsible to pay any part of the Possible Disputed Amount. In consideration of the foregoing, however, the Company here assigns to the Advisor any and all claims, whether (without limitation) causes of action, refunds, judgments, damages, claims, defenses, rights to set off, rights to recoupment against American National Stock Transfer, RCSAS, and SK Research, including (without limitation) those related to the Possible Disputed Amount. The Company agrees to deliver to the Advisor any other documents or instruments as the Advisor or Guarantor reasonably requests and are reasonably necessary to effectuate the foregoing.

American Realty Capital Healthcare Trust III, Inc.

June 16, 2017

5.	Acknowledgments. The Advisor and the Company agree that, in light of the terms of the Purchase Agreement and the consideration thereunder, (a) there is no termination fee to be paid in accordance with Section 5.1(d) of the Partnership Agreement by the Operating Partnership to the Special Limited Partner upon the termination of the Advisory Agreement, (b) Section 5.1(e) of the Advisory Agreement does not apply to the sale of assets under the Purchase Agreement, (c) as determined by the Special Committee, no Real Estate Commission shall be due in accordance with Section 11(b) of the Advisory Agreement upon the Closing under the Purchase Agreement, and (d) there is no Annual Subordinated Performance Fee under Section 11(d) of the Advisory Agreement, and (e) except as otherwise stated in this letter agreement, no fees are or will become due or otherwise payable under the Advisory Agreement, the Partnership Agreement, or any other agreement between the Company and the Advisor.

6.	AR Global Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Company the due and punctual payment in full (and not merely the collectability) by the Advisor, an indirect wholly owned subsidiary of the Guarantor, of the payment obligation set forth in Paragraph 3.b of this letter agreement (the “Obligation”). Guarantor’s obligations hereunder shall be primary; shall not be contingent upon pursuit by the Company of any remedies it may have against the Advisor; and shall not be subject to any counterclaim, set-off, reduction or defense based upon any claim that Guarantor may have against the Company or the Advisor. Guarantor agrees that the Company, in its absolute discretion, without notice to or further assent of Guarantor and without in any way releasing, affecting or impairing the Guarantor’s obligations hereunder, may from time to time with respect to the Obligation: (a) waive compliance, or any defaults, or grant any other indulgences; and (b) enter into amendments, modifications, substitutions and extensions. Guarantor hereby unconditionally and irrevocably waives: (a) presentment, demand and presentment for payment and protest of non-payment; (b) notice of acceptance of this guaranty; (c) notice of any default under the Obligation and notice of all indulgences; (d) demand for observance, performance or enforcement of any of the terms or provisions of this guaranty or any other documents or agreements; and (e) all other notices and demands otherwise required by law which Guarantor may lawfully waive.

7.	Amendment to Advisory Agreement. The parties acknowledge that the Company, Advisor, and the Operating Partnership have entered into that certain Amendment to Advisory Agreement of even date herewith (the “Amendment”), to be effective as of the Closing under the Purchase Agreement. The Amendment sets forth the duties of the Advisor in respect to the post-Closing services by the Advisor and such other matters as set forth therein.

8.	Termination. In the event of a termination under Article 9 of the Purchase Agreement, this agreement shall be null and void.

9.	Successor and Assigns; No Acceleration. The provisions of this letter agreement shall inure to the benefit of, and be binding upon, the Company, the Advisor, and the Property Manager, and their respective successors and assigns.

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American Realty Capital Healthcare Trust III, Inc.

June 16, 2017

Please confirm your agreement with the above by countersigning this letter and returning to the undersigned.

Sincerely,

American Realty Capital Healthcare III Advisors, LLC

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

American Realty Capital Healthcare III Properties, LLC

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

AR Global Investments, LLC

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

Confirmed and Agreed (following approval

and authorization by the Independent Directors

of the Board of Directors) on this 16th day of

June, 2017 by:

American Realty Capital Healthcare Trust III, Inc.

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	Interim Chief Executive Officer and President